Exhibit 99.1

Avigen Reports Second Quarter 2007 Financial Results

Conference Call Scheduled for 11:30 a.m. (EDT) on Wednesday, July 25, 2007

ALAMEDA, CA, July 25, 2007 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company developing innovative therapies for the treatment of chronic neurological conditions, today reported financial results for its second quarter ended June 30, 2007. At June 30, 2007, Avigen had approximately $90 million in financial assets, including cash, cash equivalents, and available-for-sale securities and restricted investments, compared with approximately $66 million at March 31, 2007 and $71 million at December 31, 2006. This increase in financial assets was due to the completion of a $30.6 million public offering of common stock during the quarter. More complete financial results are detailed in the financial tables below.

“We remain true to our strategy of smart drug development as we continue to build on the momentum of our initial clinical work on each of the lead compounds in our pipeline,'' said Kenneth G. Chahine, Ph.D., J.D., Avigen's President and Chief Executive Officer. “We are moving forward with our clinical development plans for AV650 and AV411, two highly differentiated products that have potential to significantly improve the quality of life for patients compared to currently available drug options. During the quarter, we raised an additional $30.6 million through a public offering of our stock. These funds will allow us to strengthen both our clinical development programs and intellectual property strategies as we build the long-term value of these products.”

RECENT AVIGEN HIGHLIGHTS

  Expanded Phase II clinical trial for powered effect of AV650 at 450 mg in spinal cord injury patients suffering from spasticity

  Completed a drug-drug-interaction study of AV650 with normal volunteers which found the drug to be favorably tolerated, with no significant clinical adverse events

  On track to complete a Phase IIa exploratory therapeutic clinical trial by year-end of AV411 in patients suffering from neuropathic pain at the Royal Adelaide Hospital in Adelaide, Australia.

  Article published by “Expert Opinion on Investigational Drugs” which highlighted AV411’s unique mechanism of action as a potential first-in-class, non-opioid oral treatment for the management of multiple neurological indications, including neuropathic pain and opioid withdrawal (as reported June 26, 2007)

  Completed a $30.6 million public offering of common stock at $6.94 per share, including underwriter exercise of an over-allotment option and before payment of commissions and other expenses (as initially reported April 26, 2007)

Financial Results

Avigen reported a net loss of $5.8 million, or $0.21 per share, for the quarter ended June 30, 2007, compared to a net loss of $4.8 million, or $0.21 per share, for the quarter ended June 30, 2006. For the six months ended June 30, 2007 and 2006, Avigen reported a net loss of $11.6 million, or $0.44 per share, and $12.9 million, or $0.59 per share, respectively. The 2006 six-month period included $3.0 million of in-license fees related to AV650.

Second Quarter Results

During the quarter ended June 30, 2007, Avigen completed a public offering which raised $28.5 million after underwriter fees and expenses. In connection with this offering and the exercise of the underwriters’ over-allotment option, the company issued an aggregate of 4.4 million shares of its common stock at a price to the public of $6.94 per share.

Research and development expenses for the quarters ended June 30, 2007 and 2006 were $4.8 million and $3.6 million, respectively. This increase primarily reflects higher expenses of approximately $1.3 million directly associated with the planning and execution of multiple clinical trials for Avigen’s lead product candidates AV650 and AV411.

General and administrative expenses for the quarters ended June 30, 2007 and 2006 were $2.1 million and $2.0 million, respectively. The slight increase in the second quarter of 2007 included higher non-cash expenses for share-based compensation of approximately $87,000.

Net interest income and other expenses were $907,000 for the three months ended June 30, 2007 compared to $548,000 for the same period in 2006, which benefited from the increase in Avigen’s investment portfolio as a result of the proceeds from the stock offering during the current quarter. Sublease income was $182,000 and $141,000, respectively, during the quarters ended June 30, 2007 and 2006 and further offsets the company’s ongoing operating expenses for leased facilities.

Six-Month Results

Avigen reported no revenues for the six months ended June 30, 2007 compared to revenues of $103,000 for the six months ended June 30, 2006. 2006 revenue represented income from Avigen's participation with the University of Colorado on a grant that was funded by the National Institutes of Health.

Research and development expenses for the six months ended June 30, 2007 and 2006 were $9.2 million and $6.6 million, respectively. This increase reflects approximately $2.5 million in higher third-party expenses associated with the planning and execution of multiple clinical trials AV650 and AV411.

General and administrative expenses were $4.3 million and $4.8 million for the six months ended June 30, 2007 and 2006, respectively. The decrease is primarily due to charges during the first quarter of 2006 for severance payments of $288,000, and lower personnel-related costs for the six-month period ended June 30, 2007, partially offset by higher non-cash expense for share-based compensation during the 2007 period.

In-license fees of $3.0 million for the six months ended 2006 represented a payment in connection with Avigen’s in-license of the North American development and commercial rights to AV650. There were no in-license fees for the six months ended 2007.

Net interest income and other expenses for the six months ended June 30, 2007 and 2006 were $1.6 million and $1.1 million, respectively.

Avigen’s operating expenses for the first half of 2007 are in line with Management’s expectations. Operating expenses for the second half of 2007 are expected to increase in connection with the demands of additional clinical trials and other product development activities. The Company believes its financial resources will be able to fund its planned operating expenses for approximately two to three years.

Conference Call Information

Avigen management will host a conference call and webcast today, Wednesday, July 25, 2007, at 11:30 a.m. EDT (8:30 a.m. PDT). This webcast can be accessed from the Avigen website at www.avigen.com. The conference call may be accessed by dialing 866-510-0712 for domestic callers and 617-597-5380 for international callers. The participant pass code is 47304990. A web replay will also be available following the call on the company’s website until it releases its second quarter 2007 financial results. Rebroadcast of the call will be available approximately one hour after the live call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. The participant pass code is 47876595.

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing toward clinical trials a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B, AV513. For more information about Avigen, consult the company’s website at http://www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s plans to complete its AV411 Phase IIa clinical trial in Australia by year end, its expectations regarding initiating an AV650 Phase II clinical trial in spinal cord injury patients in the third quarter, its expectations regarding its 2007 operating expense levels, its expectations regarding how long its financial resources will last, and its goal of becoming a fully integrated commercial biopharmaceutical company remaining committed to its neurology products are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results will not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended March 31, 2007, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on May 10, 2007.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares and per share information)	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)	(Note 1)	(unaudited)	(Note 1)
Revenue	$-	$-	$-	$103
Operating expenses
Research and development	4,845	3,551	9,198	6,552
General and administrative	2,073	1,971	4,336	4,786
In-license fees	-	-	-	3,000
Total operating expenses	6,918	5,522	13,534	14,338

Loss from operations	(6,918)	(5,522)	(13,534)	(14,235)
Sublease income	182	141	331	282
Net interest income and other expense	907	548	1,610	1,098
Net loss	$(5,829)	$(4,833)	$(11,593)	$(12,855)

Basic and diluted net loss per common share	$(0.21)	$(0.21)	$(0.44)	$(0.59)

Shares used in basic and diluted net loss
per common share calculation	27,427,033	23,014,205	26,267,944	21,959,027

CONDENSED BALANCE SHEETS

	June 30	December 31,
	2007	2006
(In thousands)	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$79,109	$60,340
Restricted investments - current	428	8,000
Accrued interest and other current assets	1,654	1,097
Total current assets	81,191	69,437
Restricted investments	10,000	2,428
Property and equipment, net	1,947	2,709
Deposits and other assets	412	443

Total assets	$93,550	$75,017

Current liabilities	2,399	9,970

Long-term obligations	9,480	1,570
Stockholders' equity	81,671	63,477

Total liabilities and stockholders' equity	$93,550	$75,017

(1) Derived from audited financial statements.